EXHIBIT 23.1
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                     CONSENT OF INDEPENDENT ACCOUNTANTS
        We consent to the incorporation by reference of our report dated June 23, 1995 on our audits of the financial statements and supplemental schedules for the Global Marine Savings Incentive Plan (the "Plan"), as of December 31, 1994 and 1993, and for the year ended December 31, 1994, which report is included in this Annual Report on Form 11-K, into the registration statement on Form S-8 of Global Marine Inc. (Registration No. 33-40266) pertaining to 1,000,000 shares of Global Marine Inc. Common Stock, par value $.10 per share, to be offered or sold pursuant to the Plan.







                                 /s/ Coopers & Lybrand L.L.P


Houston, Texas
June 28, 1995